AMERICAN POWER GROUP CORP
Moderator: Chuck Coppa
02-11-16/9:00 am CT
Confirmation # 5014147

AMERICAN POWER GROUP CORP
Moderator: Chuck Coppa
February 11, 2016
9:00 am CT

Operator: Please stand by we are about to begin.

Good morning ladies and gentlemen and welcome to the American Power Group Announces First Quarter Results Conference Call. This call is being recorded.

I would now like to turn the conference over to Chuck Coppa, Chief Financial Officer. Please go ahead sir.

Chuck Coppa: Great thank you. Good morning everyone I would like to thank you for taking the time to join us today. I would like to quickly read the Safe Harbor Statement.

With the exception of the historical information described today in this call, the matters described herein today containing forward looking statements and opinions including but not limited to statements relating to markets, development and introduction of new products and financial operating projections.

These forward looking statements and opinions are neither promises nor guarantees but involve risk and uncertainties that may individually or mutually impact matters herein, cause actual results, events and performance to differ materially from forward looking statements and opinions.

Listeners are cautioned not to place undue reliance on these forward looking statements and opinions which speak only as of the date hereof.

AMERICAN POWER GROUP CORP
Moderator: Chuck Coppa
02-11-16/9:00 am CT
Confirmation # 5014147

The company undertakes no obligation to release publicly results of any revisions of these forward looking statements and opinions that made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

With that I would like to turn it over to Lyle.

Lyle Jensen: Okay thanks Chuck. Good morning everyone and thank you for participating in this morning’s investor conference call.

Our call is being held in concert with today’s disclosure of our fiscal 2016 first quarter results. For those who have not seen the release or the financial statements they were distributed to all wire services and can be found on the internet and APG’s Web site.

After Chuck covers our recent financing and financial highlights for the quarter I will give a quick update by business segment since it has only been four weeks since our last investor conference call.

So Chuck I will let you cover the finance side.

Chuck Coppa: Great thank you Lyle.

I’d like to spend a few minutes discussing our December quarterly results in regards to the $1.57 million of non-cash financing costs that were associated with the conversion in October of our June 2015 contingent convertible promissory notes.

The notes were issued to existing long term investors and affiliates of several board members back in June and pursuant to the terms converted into our Series C Preferred Stock in October of 2015.

AMERICAN POWER GROUP CORP
Moderator: Chuck Coppa
02-11-16/9:00 am CT
Confirmation # 5014147

The accounting rules are very different in regards to the valuation and accounting for warrants and beneficial conversion features in regards to debt versus straight equity transactions. The rules dictate the value of the warrants and the underlying beneficiary conversion value are expensed as non-cash financing charges in the period of conversion in lieu of simply flowing through the balance sheet.

As announced earlier this month, we also recently closed on $2.2 million equity raise with the same group of investors who have collectively invested over $7 million over this past year including the June transaction I just mentioned.

We are blessed to have a group of strategically minded, financial strong investors and board members who continue to put their money where their mouth is which underscores their strong commitment and continued belief in our technology and the significant opportunities in front of us.

As I believe everyone can appreciate, we are living in a much different world than we did 15 or even 3 months ago. Accordingly, we have had to modify our approach in several areas in response to the ever changing economic and competitive landscape out there.

I would like to reiterate several proactive steps that we have taken recently to strengthen our position going forward while we weather this low price oil storm.

As I mentioned back in early January, we have reduced operating costs across all functional areas during the past year.

Additionally, we restructured about $5 million of long term and short term debt during the December/early January timeframe to better reflect the near term cash flow implications of a slower than expected revenue ramp up which will save us north of $1.5 million in cash outflows during 2016.

AMERICAN POWER GROUP CORP
Moderator: Chuck Coppa
02-11-16/9:00 am CT
Confirmation # 5014147

We have raised capital in order to continue our momentum moving forward in California and in our Latin America markets which Lyle will talk about much more.

We are currently in discussions with Iowa State Bank regarding the annual renewal of our working capital line as well as the potential of increasing our borrowing limits beyond $500,000 at some point in 2016 based on additional collateral base.

As I mentioned back in January, we have run multiple revenue models from a flat year of $2.9 million to several notably higher models to ensure that we have adequate capital to continue implementing our plan.

We manage cash flow on a daily basis and will continue to take all necessary actions to ensure the future viability and sustainability of American Power Group.

As Lyle will discuss, we have taken this opportunity over last year to continue to build strength, expand our engine family approvals not only from an EPA perspective but also in California via several Air Resources Board approvals.

As a large shareholder myself I truly appreciate that the diluted impact of some of these equity transactions is hard but we are doing what we believe to be in the best interest of the shareholders and the company on a go forward basis.

With that I will turn it over to Lyle.

Lyle Jensen: Okay thanks Chuck. It has only been four weeks since our last investor call but the trends for oil, gas, diesel continues to be bearish in nature.

AMERICAN POWER GROUP CORP
Moderator: Chuck Coppa
02-11-16/9:00 am CT
Confirmation # 5014147

One of the primary reasons we have such a dramatic drop in revenue from December 2015 as compared to December last year was that January 2015 was the month in which the large scale oil rig cut backs started. During 2015, over 1,000 out of the approximately 1,600 rigs operating in the U.S. were idled during the year.

Many people believe that oil prices in the sub $30 barrel level area are not sustainable but at this point in time nobody has blinked yet to see if there is going to be any traction to go start a recovery.

Diesel prices haven’t done much better since we last talked with another four weeks of decline in diesel prices which are now below $2 a gallon across the United States which in some areas is an all-time record low price for per diesel.

We are still working a large list of prospective customers but feedback coming from several is that while interested, they are going to take a more “wait and see” approach regarding oil prices and the impact it would have on their economic decisions.

Nonetheless, we continue to work at overcoming these market challenges by looking outside our more traditional dual fuel market. We are looking at new markets like converting backup diesel generators which will allow them to extend their up time by 100% but more importantly reduce their emission profile. We also have begun looking at the promising and large new market of converting the large mine haul trucks which could be a very interesting new market.

As we discussed four weeks ago, in our effort to expand our sales and marketing efforts, we have another seven or eight new truck dealerships over the past several months including one of the top regional natural gas conversion centers in Texas to take on APG dual fuel conversion.

So let’s spend a few minutes on the market segments starting with the North American stationary market.

AMERICAN POWER GROUP CORP
Moderator: Chuck Coppa
02-11-16/9:00 am CT
Confirmation # 5014147

Our stationary conversion revenue this quarter was down 87% or $765,000 which was primarily driven by much lower conversions within the oil and gas industry. Our revenue in December quarter remained flat compared to the September quarter but again is significantly down due to the idling of the rigs.

We did see growth in what I call the non-oil/gas stationary segment which today is primarily backup power generators which grew 166% over the last year or $165,000. The growth came primarily from a sustainability driven initiative by a large sportswear manufacturer who converted all their backup power generators at a large distribution center in Tennessee.

We are seeing increased interest by companies in what can be done to lower emissions on these stationary diesel engines. We have launched a new sustainability marketing campaign which is being rolled out to our dealers and distributors. It is focused on backup power gen sets at hospitals, data centers, college campuses and state and federal government buildings. Historically, this has been a smaller addressable market but again we are seeing more emphasis on sustainability so we are expending more efforts to pursue it. We have close to $1 million of open bids in the market right now on these types of stationary backups.

We currently have a sizeable quotation out to a large college campus to convert 20 gen sets and again it is done because they are in a non-attainment area and they are taking a look at what they can do to reduce their carbon footprint.

But this is a niche that we are spending more time and energy as well as our dealers installers now are starting to go knock on different doors than just working in the oil and gas industry.

If we move on to the international market, the December quarter revenue was up from nothing a year ago to approximately $100,000 this year. While that’s not huge, it was an important $100,000 because it included some key new demonstration deliveries in Mexico that have led to some fairly large bids in Mexico.

AMERICAN POWER GROUP CORP
Moderator: Chuck Coppa
02-11-16/9:00 am CT
Confirmation # 5014147

Similarly, several demonstration orders in Peru during 2015 have already generated follow on backlog orders for 2016 totaling $615,000 which just by itself would double our international revenue compared to all of 2015. We recently completed the conversion of port stackers, heavy duty haul trucks and transport buses which have all been successfully tested by the customers. We anticipate several of these demonstration customers beginning to launch production orders over the coming months become revenue and start drawing down on what we have in backlog.

In Mexico we have been selected to be the preferred dual fuel provider by several natural gas fueling suppliers that have begun to build out the natural gas infrastructure in Mexico. It is going to be interesting because this is one of the first places where we are seeing the fueling suppliers look at the razor and the razor blade model of using our low cost solution to create a pull for their natural gas. They are looking at purchasing the dual fuel conversion systems from us, installing them on customer vehicles and rolling the total cost into a multi-year gas supply contract. In essence, we are literally the razor to their razor blades.

We have always thought that this was a great model for implementation of natural gas and we are very supportive of doing whatever we can do to help implement this model.

We have now visited several mines in Mexico and we are defining the dual fuel requirements for converting both mine haul trucks as well as stationary gen sets.

We currently are working multiple mining inquiries from Canada to South America involving some of the largest mining companies around the world.

Our initial assessment indicates that this market could become a $50 million to $75 million addressable market and potentially supplement the lower revenue we are expecting to come from the oil and gas industry.

AMERICAN POWER GROUP CORP
Moderator: Chuck Coppa
02-11-16/9:00 am CT
Confirmation # 5014147

Let’s move over to our North America vehicular market. Our December quarter vehicular conversion revenue was up 23% compared to the prior year and yesterday we announced two notable follow on orders that totaled over $600,000 which are scheduled to be delivered here in the March quarter and the month of April. One of the largest customers is going to be approaching 100 trucks by the end of the year and he has his own fueling stations. He is getting 100% advantage of the 50% tax credit and we see him continue to grow. But between these two we will be well over 100 trucks in our top two customers here in 2016.

Just with these orders alone through five months we will already 15% higher in revenue than all of our 2015 vehicular revenue and we still have got seven months to go. We also believe that the state and federal driven diesel emission reduction programs are going to be a key revenue opportunity in 2016.

So we have started to move from a purely economic driven marketing model to one that encompasses both the beneficial economics as well as the environmental benefits of using APG’s dual fuel solution. There is so much emphasis now on carbon reduction and what they call pollutant criteria reduction on diesel engines. Our official dual fuel test results have achieved some of the lowest nitrous oxide (NOx) levels ever recorded on a Class 8 heavy duty truck which is something we are aggressively marketing to fleets as well as regulatory entities at both the federal and state levels. Our conversions on the latest engine technology we’re actually achieving additional NOx reduction of 50% below the current EPA standard which again is some of the lowest readings out there for any technology.

We have taken these results to the Texas Commission on Environmental Quality and as a result they have approved for 2016 all 489 of our EPA approved engine models to be eligible for their emission reduction incentive grant which is focused on NOx reduction. Texas has the most Class 8 heavy duty trucks registered in the United States at 240,000 trucks. We are just going to start to have our customers be able to bid and to that grant program here in 2016.

AMERICAN POWER GROUP CORP
Moderator: Chuck Coppa
02-11-16/9:00 am CT
Confirmation # 5014147

We are also working diligently with the Colorado Regional Air Quality board to include APG’s dual fuel technology in their eligibility list for the emission reduction rebates. We are on track to win our first conversions in Colorado in the June quarter. Colorado has an estimated 25,000 registered heavy duty trucks.

We believe the largest dual fuel market opportunity for emission reduction will be in the state of California. Despite all of their air quality improvements they still have six of the largest non-attainment (pollution reduction) areas in the United States which continue to have unacceptable results. Of all the pollution reduction mandates, NOx reduction is one of the most important pollutants that they are trying to reduce.

We have recently hired an environmental lobbyist in California to support the more active role both senior management as well APG ‘s board of director level is taking to open up and educate the large regulatory driven market in California.

Our initial California efforts have been received well and we will be back out in Sacramento in a couple of weeks.

In 2015, we received our first California Air Resources Board (“CARB”) Executive Order Certification. We currently have the Mack Volvo and Detroit Diesel engines in for review, approval and certification as we speak. So we strongly believe we are at the point of being in the right place at the right time to try to open up California.

Let’s move on to our newest segment which is our Trident Flare Capture/NGL production business. December revenue was small at about $30,000 as we completed work on our first customer’s well site.

AMERICAN POWER GROUP CORP
Moderator: Chuck Coppa
02-11-16/9:00 am CT
Confirmation # 5014147

As we got ready to prep a second new customer site we were put on hold as they changed field management in the Bakken as they reorganized again due to the low oil prices. They are reassessing which remote well site they feel is next up but, the good news is we are talking to several groups and I am confident that something will come of our continued discussions there.

We are being more selective at this point and under current circumstances working with only the very largest oil and gas companies to be sure that we stay with somebody that has the financial fortitude to get through this low priced oil cycle. Yesterday we received a master service agreement from another one of our largest targeted oil and gas companies to review.

Please also keep in mind that the North Dakota Industrial Commission’s Flare Capture requirements are tightening again starting April 1st as they increase from 75% capture rate to 80% and then again to 85% in November later this year.

Since we last talked in January, President Obama and the Interior Department have come out with new regulations on capturing methane at oil and gas sites which currently is an unregulated gas at this point but one of the emission reduction focus areas of the administration.

Our new generation flare capture system (WPU 4) is being designed specifically for not only Flare Capture recovery but for methane capture and the production of a compressed natural gas from the currently flared methane that can either be put in pipeline or used with dual fuel or even dedicated natural gas trucks.

In addition, over the last four weeks a very large international energy company has reached out to us regarding our flare gas capture capabilities and have expressed an interested in working with us in several capacities. I could envision them becoming a dealer and providing installation as well as potentially operational control of the equipment.

AMERICAN POWER GROUP CORP
Moderator: Chuck Coppa
02-11-16/9:00 am CT
Confirmation # 5014147

This would provide with the opportunity to design and sell our NGL Flare Capture systems into an international marketplace with a strong international partner. So we remain confident that our Fueled by Flare marketing program is at the right place and we will see that come to bear here in 2016.

So in closing, we continue to look at multiple end markets and many sustainability niches to pursue with our emission reduction technology as we adjust to the economics of the current markets.

So with that I will turn it over and go into our Q&A period.

Operator: Thank you. If you would like to like to ask a question please signal by pressing star 1 on your telephone keypad. If you are using a speakerphone please make sure your mute function is turned off to allow your signal to reach our equipment.

Once again it is star 1 to ask a question. We will go to our first question to Mitch Landgraf.

Mitch Landgraf: Good morning.

Lyle Jensen: Good morning.

Mitch Landgraf: Thanks for the detailed report. It is still exciting to see how wide APG’s leadership is and how you are diversifying and searching all potential markets and new avenues for your products.

My question relates to comparing APG’s products to Caterpillar’s product, you know, for reputable systems. Ours perhaps had some better reliability. But definitely feedback from the field that the price point on APG products was significantly more attractive.

In regard to the NGL capture and vehicular dual fuel solutions on the very large mining truck type vehicles, are you able to comment on how the Caterpillar solutions are compared to the APG products?

AMERICAN POWER GROUP CORP
Moderator: Chuck Coppa
02-11-16/9:00 am CT
Confirmation # 5014147

Is it a similar situation where it appears our price point is significantly more competitive than theirs?

Lyle Jensen: Good question we will take them in two different categories. In the mine haul area we are not aware of Caterpillar actually even offering their dual fuel capability on those engines.

There is a small competitor that has been focused strictly on that niche and to our knowledge is having limited if any success in this segment. So I think that is why we are having people reach out to us because of our reputation in the oil and gas industry and the vehicular industry.

And I can’t tell you on the pricing but we continue to believe that we can deliver a better product, with consistent up time and at a competitive cost to anything in the marketplace today. We feel very good about our initial assessment.

Mitch Landgraf: Great thank you.

Operator: And it appears there are no further questions at this time. So I would like to turn the conference back to Mr. Lyle Jensen for any closing remarks.

Lyle Jensen: Okay well thank you everybody for participating on the call and we will look forward to putting together a good March quarter here and reporting to you in May. Thank you.

Operator: This does conclude today’s conference. Thank you for your participation.

END